UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ONEOK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 6, 2017

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2017

On April 6, 2017, ONEOK, Inc. (the “Company”) mailed to its shareholders a definitive proxy statement (the “Proxy Statement”) for the Company’s annual meeting of shareholders to be held on May 24, 2017. This Supplement, which describes recent changes in the proposed nominees for election to the Board of Directors of the Company (the “Board”), should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

Effective May 2, 2017, Kevin S. McCarthy, a member of the Board and a nominee for re-election as a Director at the annual meeting, resigned as a director of the Company in connection with Mr. McCarthy’s increased responsibilities as Chairman of Kayne Anderson Acquisition Corp, which completed its IPO in April 2017. Mr. McCarthy’s resignation from the Board did not result from any disagreement with the Company on any matter relating to its operations, policies or practices.

Mr. McCarthy had been included as a nominee of the Board in the Company’s Proxy Statement and proxy card for the Company’s 2017 annual meeting of shareholders. In light of his departure from the Board, Mr. McCarthy is no longer standing for re-election to the Board at the 2017 annual meeting. In connection with Mr. McCarthy’s resignation, the size of the Board was reduced from 11 members to 10 members, and therefore no other nominee for election at the annual meeting will be named in Mr. McCarthy’s place. The Company’s slate of nominees otherwise remains unchanged, previously voted proxies remain valid (other than with respect to Mr. McCarthy) and Company shareholders eligible to vote at the 2017 annual meeting may continue to use their proxy cards to vote their shares as to the Board’s remaining nominees and the other matters being voted on at the 2017 annual meeting.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the annual meeting unless revoked. Proxies received in respect of the re-election of Mr. McCarthy will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the annual meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Mr. McCarthy’s name as a nominee for election as Director. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.

Sincerely,

John W. Gibson

Chairman of the Board

ONEOK, Inc.

100 West Fifth Street

Tulsa, OK 74103

www.oneok.com